UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2010

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Pursuant to a Sale and Purchase Agreement (Sale Agreement), dated as of January 25, 2010, our direct wholly-owned subsidiary, LGI International, Inc. (LGI International) has agreed to sell and to cause to be sold to KDDI Corporation (KDDI) all of the ownership interests in three of its subsidiaries (the Subsidiaries) that directly or indirectly own all of our shareholdings in Jupiter Telecommunications Co., Ltd. (J:COM) for a total cash purchase price of approximately ¥362 billion.  At the closing of the transactions contemplated by the Sale Agreement (Closing), a portion of the purchase price will be used to repay a ¥75 billion secured loan, including accrued interest and costs, that is guaranteed by two of the Subsidiaries and secured by a pledge of their shares.  In addition to the cash purchase price, we will retain the right to receive the anticipated final 2009 dividend of ¥490 per share payable with respect to the approximately 2.6 million shares of J:COM capital stock attributable to the Subsidiaries.  The final 2009 dividend is expected to be approved at J:COM’s March 2010 shareholders’ meeting.

The Subsidiaries to be sold are Liberty Japan, Inc., Liberty Jupiter, Inc. and Liberty Global Japan, LLC.  LGI International directly or indirectly owns all of the capital stock of Liberty Japan and Liberty Global Japan and all of the preferred stock and 85.75% of the common stock of Liberty Jupiter.  Prior to the Closing, Liberty Japan and Liberty Jupiter will be converted from corporations to limited liability companies and the minority interests in Liberty Jupiter will be repurchased (the LLC Conversions and Minority Acquisition, respectively).

Liberty Japan is the sole general partner, and Liberty Japan, Liberty Jupiter and Sumitomo Corporation are the limited partners, in LGI/Sumisho Super Media LP (Super Media), which owns approximately 4.0 million J:COM shares and will dissolve in accordance with its terms on February 18, 2010.  Liberty Japan and Liberty Jupiter will exercise their rights to continue the existence of Super Media, and Liberty Japan, as sole general partner, will cause Super Media to distribute the approximately 1.6 million J:COM shares attributable to Sumitomo’s interest in the partnership, together with attendant voting and dividend rights, to Sumitomo in full redemption of its partnership interests (Sumitomo Redemption).

The Closing is subject to completion of the LLC Conversions, the Minority Acquisition and the Sumitomo Redemption, the absence of certain material adverse changes and other events, and certain other customary closing conditions.  The Sale Agreement states the intention of the parties to close on or as soon as practicable after February 10, 2010. If the Closing cannot be achieved by February 10, 2010, then the Closing will occur on or prior to the later of February 18, 2010 and the seventh business day following the completion of the Sumitomo Redemption, unless otherwise agreed by the parties.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sale Agreement included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

10.1         Sale and Purchase Agreement, dated as of January 25, 2010, among LGI International, Inc. and KDDI Corporation.  The schedules to this Sale Agreement are identified on a list of schedules contained in the table of contents to this Sale Agreement. Such schedules have been omitted for purposes of this filing, but will be furnished supplementally to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2010

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
	Name:	Randy L. Lazzell
	Title:	Vice President

Exhibit Index

Exhibit No.	Name

10.1

Sale and Purchase Agreement, dated as of January 25, 2010, among LGI International, Inc. and KDDI Corporation.  The schedules to this Sale Agreement are identified on a list of schedules contained in the table of contents to this Sale Agreement. Such schedules have been omitted for purposes of this filing, but will be furnished supplementally to the Commission upon request.